Exhibit 11

                        IBP, inc. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
                 YEARS ENDED DECEMBER 30, 1995 (52 WEEKS),
       DECEMBER 31, 1994 (53 WEEKS) AND DECEMBER 25, 1993 (52 WEEKS)
               (Amounts in thousands except per share data)

                                             1995       1994      1993

FINANCIAL STATEMENT COMPUTATIONS
Earnings before extraordinary item
  and cumulative effect of accounting
  change                                  $280,112   $182,289   $77,457
Extraordinary item                         (22,189)      -         -
Cumulative effect of accounting change        -          -       12,626
                                           -------    -------    ------
Net earnings                              $257,923   $182,289   $90,083
                                           =======    =======    ======

PRIMARY EARNINGS PER SHARE
Shares used in this computation:
  Weighted average shares outstanding       94,745    94,870     94,989
  Dilutive effect of shares under
    employee stock plans                     1,926     1,293        824
                                            ------    ------     ------
Common and common equivalent shares         96,671    96,163     95,813
                                            ======    ======     ======

Primary earnings per share:
  Earnings before extraordinary item
    and cumulative effect of
    accounting change                        $2.90     $1.90      $ .81
  Extraordinary item                          (.23)      -          -
  Cumulative effect of accounting change       -         -          .13
                                              ----      ----       ----
  Net earnings                               $2.67     $1.90      $ .94
                                              ====      ====       ====

FULLY-DILUTED EARNINGS PER SHARE
Shares used in this computation:
  Weighted average shares outstanding       94,745    94,870     94,989
  Dilutive effect of shares under
    employee stock plans                     2,274     1,496      1,356
                                            ------    ------     ------
Common and common equivalent shares         97,019    96,366     96,345
                                            ======    ======     ======


Fully-diluted earnings per share:
  Earnings before extraordinary item and
    cumulative effect of accounting
    change                                   $2.89     $1.89      $ .80
  Extraordinary item                          (.23)      -          -
  Cumulative effect of accounting change       -         -          .13
                                             -----     -----      -----
  Net earnings                               $2.66     $1.89      $ .93
                                             =====     =====      =====